                                                                      Exhibit 4e
                          COMMON STOCK PURCHASE WARRANT

Warrant No. _____________                               Number of Shares 250,000

                                  DYNAGEN, INC.


                           Void after January 22, 1999

         1. Issuance. This Warrant is issued to USIS International Capital Corp. by DynaGen, Inc. a corporation (hereinafter with its successors called the "Company").

         2. Purchase Price: Number of Shares. Subject to the terms and conditions hereinafter set forth, the registered holder of this warrant (the "Holder"), commencing on the date hereof is entitled upon surrender of this Warrant with the subscription form annexed hereto duly executed at the office of the Company, 840 Memorial Drive, Cambridge, MA 02139, or such other office as the Company shall notify the Holder of in writing, to purchase from the Company at a price per share (the "Purchase Price") as follows, fully paid and nonassessable shares of Common Stock, $0.01 par value, of the Company (the "Common Stock"). Until such time as this Warrant is exercised in full or expires, the Purchase Price and the securities issuable upon exercise of this Warrant are subject to adjustment as hereinafter provided.

              The warrant shall vest as follows:

              A. Upon the execution of the Investment Banking Agreement, this warrant is exercisable to purchase 250,000 shares at a price of $0.125 per share.

         3. Payment of Purchase Price. The Purchase Price shall be paid in cash or by check.

         4. Partial Exercise. This Warrant may be exercised in part, and the Holder shall be entitled to receive a new warrant, which shall be dated as of the date of this Warrant, covering the number of shares in respect of which this Warrant shall not have been exercised.

         5. Net Issuance. The Holder may elect to exercise this Warrant in whole or in part by receiving shares of Common Stock equal to the net issuance value (as determined below) of this Warrant, or any part hereof, upon surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

         X = [Y (A-B)]/A

         Where:   X   =    the number of shares of Common Stock to be issued to
                           the Holder

                  Y   =    the number of shares of Common Stock as to which this
                           Warrant is to be exercised

                  A   =    the current fair market value of one share of Common
                           Stock calculated as of the last trading day immediately preceding the exercise of this Warrant

                  B   =    the Purchase Price

         As used herein, current fair market value of Common Stock as of a specified date shall mean with respect to each share of Common Stock the average of the closing bid prices of the Common Stock on the principal securities market on which the Common Stock may at the time be traded over a period of five Business Days consisting of the day as of which the current fair market value of a share of Common Stock is being determined (or if such day is not a Business Day, the Business Day next preceding such day) and the four consecutive Business Days prior to such day. If on the date for which current fair market value is to be determined the Common Stock is not eligible for trading on any securities market, the current fair market value of Common Stock shall be the highest price per share which the company could then obtain from a willing buyer (not a current employee or director) for shares of common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by the Board of Directors of the Company, unless prior to such date the Company has become subject to a merger, acquisition or other consolidation pursuant to which the Company is not the surviving party, in which case the current fair market value of the Common Stock shall be deemed to be the value received by the holders of the Company's Common Stock for each share thereof pursuant to the Company's acquisition.

         6. Issuance Date. The person or persons in whose name or names any certificate representing shares of Common Stock is issued hereunder shall be deemed to have become the holder of record of the shares represented thereby as at the close of business on the date this Warrant is exercised with respect to such shares, whether or not the transfer books of the Company shall be closed.

         7. Expiration Date. This Warrant shall expire at the close of business on January 22, 1999, and shall be void thereafter.

         8. Reserved Shares: Valid Issuance. The Company covenants that it will at all times from and after the date hereof reserve and keep available such number of its authorized shares of Common Stock free from all preemptive or similar rights therein, as will be sufficient to permit the exercise of this Warrant in full. The Company further covenants that such shares as may be issued pursuant to the exercise of this Warrant will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

         9. Dividends. If after the date hereof the Company shall subdivide the Common Stock by split-up or otherwise or combine the Common Stock or issue additional shares of Common Stock in payment of a stock dividend on the Common Stock, the number of shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination, and the Purchase Price shall forthwith be proportionately decreased in the case of a subdivision or stock dividend, or proportionately increased in the case of a combination.

         10. Mergers and Reclassifications. If after the date hereof there shall be any reclassification, capital reorganization or change of the Common Stock (other than a result of a subdivision, combination or stock dividend provided for in Section 8 hereof), or any consolidation of the Company with, or merger of the Company unto, another corporation or other business organization (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification or change of the outstanding Common Stock), or any sale or conveyance to another corporation or other business organization of all or substantially all of the assets of the Company, then, as a condition of such reclassification, reorganization, change, consolidation, merger, sale or conveyance, lawful provisions shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter have the right to purchase, at a total price not to exceed that payable upon the exercise of this Warrant in full, the kind and amount of shares of stock and other securities and property receivable upon such reclassification, reorganization, change, consolidation, merger, sale or conveyance by a Holder of the number of shares of Common Stock which might have been purchased by the Holder immediately prior to such reclassification, reorganization, change, consolidation, merger, sale or conveyance, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including without limitation provisions for the adjustment of the Purchase Price and the number of shares issuable hereunder) shall thereafter be applicable in relation to any shares of stock or other securities and property thereafter deliverable upon exercise hereof.

         11. Fractional Shares. In no event shall any fractional share of Common Stock be issued upon any exercise of this Warrant. If, upon exercise of this Warrant as an entirety, the Holder would, except as provided in this Section 10, be entitled to receive a fractional share of Common Stock, then the Company shall issue the next higher number of full shares of Common Stock, issuing a full share with respect to such fractional share.

         12. Certificate of Adjustment. Whenever the Purchase Price is adjusted, as herein provided, the Company shall promptly deliver to the Holder a certificate of a firm of independent public accounts setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

         13.      Notice of Record Dates, Etc. In the event of:

         (a) any taking by the Company of a record of the holder of any class of securities or the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock for any class or any other securities or property, or to receive any other right.

         (b) any reclassification of the capital stock of the Company, capital reorganization of the Company, consolidation or merger involving the Company, or sale conveyance of all or substantially all of its assets, or

         (c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company.

then and in each such event the Company will mail or cause to be mailed to the Holder a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount of character of such dividend, distribution or right, or (ii) the date on which any such reclassification, reorganization, consolidation, merger, sale or conveyance, dissolution, liquidation or winding-up is take place, and the time, if any is to be fixed, as of which the holders of record in respect of such event are to be determined. Such notice shall be mailed at least 20 days prior to the date specified in such notice on which any action is to be taken.

         14. Amendment. The terms of this Warrant may be amended, modified or waived only with the written consent of the Company and the holders of Warrants representing at least two thirds of the number of shares of Common Stock then issuable upon the exercise of the Warrants. No such amendment, modification or waiver shall be effective as to this Warrant unless the terms of such amendment, modification or waiver shall apply with the same force and effect to all of the other Warrants then outstanding.

         15.      Warrant Register, Transfers, Etc.

         A. The Company will maintain a register containing the names and addresses of the registered holders of the Warrants. The Holder may change its address as shown on the warrant register by written notice to the Company requesting such change. Any notice or written communication required or permitted to be given to the Holder may be given by certified mail or delivered to the Holder at its address as shown on the warrant register.

         B. Subject to compliance with applicable federal and state securities laws, this Warrant may be transferred by the Holder with respect to any or all of the shares purchasable hereunder.

Upon surrender of this Warrant to the Company, together with the assignment hereof properly endorsed, for transfer of this Warrant as an entirety by the Holder, the Company shall issue a new warrant of the same denomination to the assignee. Upon surrender of this Warrant to the Company, together with the assignment hereof properly endorsed, by the Holder for transfer with respect to a portion of the shares of Common Stock purchasable hereunder, the Company shall issue a new warrant to the assignee, in such denomination as shall be requested by the Holder hereof, and shall issue to such Holder a new warrant covering the number of shares in respect of which this Warrant shall not have been transferred.

         C. In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new warrant of like tenor and denomination and deliver the same (i) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or (ii) in lieu of any Warrant lost, stolen or destroyed, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft or destruction of such Warrant (including a reasonably detailed affidavit with respect to the circumstances of any loss, theft or destruction) and of indemnity reasonably satisfactory to the Company, provided, however, that so long as Richmond Capital is the registered holder of this Warrant, no indemnity shall be required other than it written agreement to indemnify the Company against any loss arising from the issuance of such new warrant.

         16. No Impairment. The Company will not, by amendment of its by-laws or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder.

         17. Governing Law. The provisions and terms of this Warrant shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts.